UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 9, 2011

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

(Exact name of registrant as specified in charter)

Nevada	000-26309	98-0200471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Commerce Street, Little River, South Carolina	29566
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (843) 390-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.   Unregistered Sales of Equity Securities

As described in Item 5.02 below, on May 23, 2011, Integrated Environmental Technologies, Ltd. (the “Company”), issued a warrant to purchase 3,100,000 shares of the Company’s common stock to each of David R. LaVance, the Company’s Executive Chairman,  and Thomas S. Gifford, the Company’s Chief Financial Officer.  Each warrant was issued in conjunction with the employment arrangements discussed below.  An aggregate of 6,200,000 shares of the Company’s common stock is eligible for purchase under these warrants.

In connection with the issuances to Mr. LaVance and Mr. Gifford of the warrants to purchase an aggregate of 6,200,000 shares of common stock, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 5 – Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers dfafdafdfd

At a Special Meeting of the Board of Directors of the Company held on May 9, 2011, David LaVance, a member of the Company’s Board of Directors, was appointed as the Company’s Executive Chairman and Thomas S. Gifford, a financial consultant to the Company, was appointed as its Chief Financial Officer.  Each appointment was effective on May 22, 2011 (the “Date of Employment”).

Mr. LaVance (age 57) has served as Chairman, President and Chief Executive Officer of Scivanta Medical Corporation (OTC Bulletin Board: SCVM), a medical device company developing a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance, since 2003.  Mr. LaVance has served as a director of Hologic, Inc. (NASDAQ:  HOLX), a medical device company specializing in digital imaging, since 2002 and was elected lead independent director in 2008.  Since 1997, Mr. LaVance has been the President and co-founder of Century Capital Associates LLC, a privately held consulting firm providing merger, acquisition, divestiture, licensing, business planning and financial advisory services primarily to growth-stage companies in the life science and technology industries.  Mr. LaVance was a Managing Director of KPMG Health Ventures, an advisory group providing investment banking services to healthcare companies from 1995 through 1997.  Prior to joining KPMG Health Ventures, Mr. LaVance started and/or managed several companies, which included a series of operating positions with Dornier MedTech America, Inc., a medical device company that specializes in lithotriptors and other medical devices, ultimately serving as the President of Dornier MedTech in Japan from 1990 to 1992.  Mr. LaVance received his B.A. degree from Furman University and his J.D. degree from Washington College of Law of the American University.

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Mr. Gifford (age 42) has served as the Executive Vice President, Chief Financial Officer and as a director of Scivanta Medical Corporation since 2003.  Mr. Gifford has also served as the Vice President and co-founder of Century Capital Associates LLC since 1997.  He is a licensed attorney in New York and New Jersey and is a Certified Public Accountant.  He was formerly a Manager and Associate Director of KPMG Health Ventures.  Prior to KPMG Health Ventures, Mr. Gifford was an accountant for KPMG Peat Marwick LLP from 1990 through 1994, where he provided auditing and financial due diligence services to various publicly traded and privately held emerging technology companies.  Mr. Gifford currently serves on the board of directors of Maloy Risk Services, Inc., a privately held insurance brokerage.  Mr. Gifford received his B.S. degree from Rutgers University and his J.D. degree from Seton Hall University School of Law.

Pursuant to the compensation arrangements approved by the Company’s Compensation Committee, Mr. LaVance is to be initially paid an annual salary of $150,000 and Mr. Gifford will initially be paid an annual salary of $125,000, which amounts will be increased to $175,000 and $150,000, respectively, upon the Company’s receipt of additional financing of at least $250,000 through either the sale of the Company’s stock, issuance of debentures or execution of a license/partnering agreement with a third party.  The compensation for both Mr. LaVance and Mr. Gifford will be reviewed in ninety (90) days from the Date of Employment and at the end of the 2011 calendar year, at which time adjustments may occur as approved by the Company’s Compensation Committee.  Both Mr. LaVance and Mr. Gifford will be eligible for a performance bonus, to be determined by the Compensation Committee, at the end of the calendar year 2011.  Both Mr. LaVance and Mr. Gifford are required to devote a substantial amount, but less than 100%, of their professional time to the their respective duties at the Company.  In the event that either Mr. LaVance or Mr. Gifford is asked to devote 100% of their professional time to the Company, then a salary to be mutually agreed upon will be established.

In addition, the Company issued a warrant to purchase 3,100,000 shares of the Company’s common stock to each of Mr. LaVance and to Mr. Gifford.  An aggregate of 6,200,000 shares of the Company’s common stock are eligible for purchase under these warrants.  The shares of common stock underlying each warrant vest or vested as follows:  1,550,000 vested on the date of issuance; 86,111 will vest on the first day of each month for a seventeen (17) month period commencing June 1, 2011; and 86,113 will vest on December 1, 2012.

Each warrant has a ten (10) year term and is exercisable at $0.09 per share, which was the closing price of the Company’s common stock on the date of issuance.  Mr. LaVance and Mr. Gifford are each required to maintain an officer position in the Company during the vesting period in order for the warrants to continue to vest.  The warrants provide for a cashless exercise and limited registration rights, and also contain other standard provisions.  The warrants become fully vested upon a change of control of the Company, as defined in the warrants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
(Registrant)

By:	/s/ David R. LaVance
David R. LaVance
Executive Chairman

Date:  May 26, 2011